UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)	March 16, 2018

MUTUALFIRST FINANCIAL, INC.
(Exact name of registrant as specified in its charter)

Maryland	000-27905	35-2085640
(State or other jurisdiction of incorporation)	(Commission File No.)	(IRS Employer Identification No.)

110 E. Charles Street, Muncie, Indiana	47305-2419
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code: (765) 747-2800

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01	Entry Into a Material Definitive Agreement

On March 16, 2018, MutualFirst Financial, Inc. (the “Company”) entered into a Standstill Agreement (the “Agreement”) with Ancora Advisors, LLC, the Ancora Trust, the Ancora Income Fund, Ancora Equity Fund, Ancora Special Opportunity Fund, Ancora/Thelen Small-Mid Cap Fund, Ancora MicroCap Fund, Merline Partners, AAMAF LP, Birchwald Partners LP, Ancora Catalyst Fund LP, Pondfield LP, Ancora Greater China Fund LP, Ancora Family of Mutual Funds, Employees of Ancora Advisors LLC and Owners of Ancora Advisors LLC, Frederick DiSanto  and James Bernard (collectively, the "Ancora Parties").

The Agreement provides that the Board of Directors of the Company will nominate James M. Bernard to serve as a director of the Company in the class of directors with terms expiring at the Company’s 2020 annual meeting of shareholders. The Agreement also provides that the Board of Directors of the Company will cause the Board of Directors of its wholly owned banking subsidiary, MutualBank (the “Bank”), to appoint Mr. Bernard to serve until the Bank’s annual meeting of its sole shareholder to be held in 2020. The Agreement is scheduled to continue through the close of business on the date of the 2019 annual meeting of stockholders of the Company.

Pursuant to the terms of the Agreement, the Ancora Parties have agreed not to, among other things: (i) acquire or agree to acquire beneficial ownership in excess of 9.99% of the outstanding common stock of the Company, (ii) engage in or participate in any solicitation of proxies with respect to the voting of any securities of the Company, (iii) form, join or participate in a group within the meaning of Section 13(d)(3) of the Exchange Act (other than a group involving solely members of the Ancora Parties) with respect to securities of the Company; (iv) acquire, offer or propose to acquire any of the assets of the Company, (v) arrange or participate in any financing (except for margin loan financing for shares beneficially owned) for the purchase of any securities of the Company; (vi) propose or seek to offer to the Company or any of its shareholders any business combination, restructuring or similar transaction or otherwise seek to control or change the management, board of directors or policies of the Company or the Bank, propose or seek any amendment, waiver or modification of the articles of incorporation or bylaws of the Company, nominate any person as a director of the Company who is not nominated by the then incumbent directors (provided that if there is a vacancy on the board, the Ancora Parties may submit suggestions on a confidential basis to the board of directors or the nominating and governance committee for nominees), or propose any matter to be voted upon by the shareholders of the Company; (vii) sell, transfer or otherwise dispose of any interest in the shares of common stock of the Company beneficially owned by the Ancora Parties to any person that would reasonably be understood to be the beneficial owner of 5% or more of the outstanding shares of the common stock; (viii) initiate or participate in any litigation against the Company or the Bank or their respective directors or officers, or (ix) announce an intention to or enter into any arrangement or understanding with others to do or assist others to do any of the foregoing actions. At any annual meeting of shareholders during the standstill period, the Ancora Parties also have agreed: (1) to vote all shares of common stock of the Company they beneficially own in favor of the nominees for election or re-election as a director of the Company selected by the Board of Directors, and (2) with respect to any other proposal submitted by any shareholder to a vote of the Company’s shareholders, to vote all of the shares of common stock of the Company they beneficially own in accordance with the recommendation of the Board of Directors with respect to any such shareholder proposal. However, the Agreement will not limit or affect: (1) any action or inaction by Mr. Bernard in his capacity as a member of Board of Directors, provided he acts in good faith in the discharge of his fiduciary duties as a board member; or (2) the ability of the Ancora Parties to engage in discussions with the president and chief executive officer of the Company, or upon invitation, with other members of management or the Board of Directors.

The foregoing description is qualified in its entirety by reference to the full text of the Agreement, which is attached hereto as Exhibit 10.1 and is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits

(a)	Not applicable.
(b)	Not applicable.
(c)	Not applicable.
(d)	Exhibits

The following exhibits are included herewith.

Exhibit Number	Description

10.1	Standstill Agreement, dated March 16, 2018 by and among, Mutual First Financial, Inc. and the Ancora Parties

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MUTUALFIRST FINANCIAL, INC.

Date: March 20, 2018	By:	/s/ David W. Heeter
David W. Heeter
President and Chief Executive Officer

EXHIBIT INDEX

Exhibit No.	Description

10.1	Standstill Agreement, dated March 16, 2018 by and among, Mutual First Financial, Inc. and the Ancora Parties